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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the registration statements (numbers 33-05987, 33-08768, 33-19409, 33-20583 and 33-54346) filed on Form S-8 and in the registration statements (numbers 33-29192 and 33-33596) filed on Form S-3 of Cablevision Systems Corporation of our report dated March 10, 1995, relating to the consolidated balance sheets of Cablevision Systems Corporation and Subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of operations, stockholders' deficiency and cash flows and related schedules for each of the years in the three-year period ending December 31, 1994, which report appears in the December 31, 1994 annual report on Form 10-K405 of Cablevision Systems Corporation.


                                                       KPMG PEAT MARWICK L.L.P.


Jericho, New York
March 29, 1995